April 1, 2008

Contact:  Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR FOURTH QUARTER, TWELVE MONTHS OF 2007 AND
RECEIVES NOTIFICATION FROM THE AMERICAN STOCK EXCHANGE RELATED TO LATE FILING OF ITS 2007 FORM 10-K

HOUSTON, Texas (April 1, 2008) - MAXXAM Inc. (AMEX: MXM) reported a net loss of $17.4 million, or $3.32 loss per share, for the fourth quarter of 2007, compared to a net loss of $22.9 million, or $4.36 loss per share, for the same period a year ago.  Sales for the fourth quarter of 2007 totaled $20.9 million, compared to $70.0 million in the fourth quarter of 2006.

For 2007, MAXXAM Inc. (the Company) reported a net loss of $46.9 million, or $8.93 loss per share, compared to net income of $374.4 million, or $59.71 earnings per share, on a fully diluted basis, for 2006.  Sales for 2007 were $95.9 million, compared to $291.5 million for 2006.  The 2006 results included a net gain of $430.9 million due to the cancellation of the Company’s interest in Kaiser Aluminum Corporation (Kaiser), resulting in the reversal of the Company’s losses in excess of its investment in Kaiser.

As discussed below, on January 18, 2007, The Pacific Lumber Company (Palco) and its wholly owned subsidiaries (collectively, the Debtors), including Scotia Pacific Company LLC (Scopac), filed for reorganization under Chapter 11 of the Bankruptcy Code.  As a result, the Company deconsolidated the Debtors’ financial results beginning January 19, 2007, and began reporting its investment in the Debtors using the cost method.  Accordingly, the Company’s consolidated financial results for the three months ended December 31, 2007 include no activity for the Debtors.  The Company’s consolidated financial results for the twelve months ended December 31, 2007 include the Debtors’ financial results only for the period from January 1, 2007 thru January 18, 2007.

REAL ESTATE OPERATIONS

Real estate sales were $10.6 million for the fourth quarter of 2007, as compared to $27.8 million for the same period a year ago.  The decline in sales and resulting decrease in operating income is primarily due to a reduction of lot sales and deferred profit at the Company’s Fountain Hills development and a reduction in parcel sales and profit participation payments at the Company’s Palmas del Mar development.

RACING OPERATIONS

Sales for the Company’s Racing operations were $10.3 million for the fourth quarter of 2007, as compared to $11.7 million for the same period a year ago.  The decline in sales was primarily due to decreased attendance and lower average per person wagering at Sam Houston Race Park.  Operating results declined $0.5 million for the fourth quarter of 2007, as compared to the same period in 2006.  The lower operating income was principally due to lower sales and higher operating expenses associated with expanding Sam Houston Race Park as an entertainment venue, partially offset by spending in 2006 related to securing a gaming license for the Laredo, Texas area.

CORPORATE AND OTHER

The Corporate segment’s operating losses represent general and administrative expenses that are not specifically attributable to the Company’s operating segments.  The Corporate segment’s operating losses were $6.5 million in the fourth quarter of 2007, as compared to $3.2 million in the prior year period, primarily due to substantial costs related to the forest product’s bankruptcy proceedings (including, but not limited to, legal fees and unreimbursed expenses).

Consolidated investment, interest and other income decreased $2.6 million in the fourth quarter of 2007, as compared to the prior year period, due primarily to losses on investments that resulted from declines in the overall market.

REORGANIZATION PROCEEDINGS OF PALCO AND ITS SUBSIDIARIES

On January 18, 2007, the Debtors, Palco and its five wholly owned subsidiaries, including Scopac, filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.  The six companies that filed for voluntary protection are Palco, Scopac, Britt Lumber Co., Inc., Scotia Development LLC, Salmon Creek LLC and Scotia Inn Inc.  The six bankruptcy cases are being jointly administered, with the Debtors managing their business in the ordinary course as debtors-in-possession subject to the control and supervision of the Bankruptcy Court.

The filing of the bankruptcy cases was precipitated by liquidity shortfalls at Palco and Scopac and their resultant inability to make January 2007 interest payments on their respective debt obligations, arising from regulatory restrictions and limitations on timber harvest, increased timber harvesting costs and depressed lumber prices.  Both Scopac and Palco undertook various efforts in 2006 to generate additional liquidity to satisfy their respective debt service obligations; however, the cash generated from their efforts, together with their cash flows from operations, was not sufficient to cover their respective interest payment shortfalls in January 2007.

The Debtors’ overall objectives in the bankruptcy cases are to achieve an operational and financial restructuring of each of the Debtors’ long-term debt obligations in view of estimated lower harvest levels, increased regulatory compliance costs and depressed lumber prices, and also to continue their businesses.  There can be no assurance that the Debtors will be able to attain these objectives.  If the Debtors are unable to attain a successful operational and financial reorganization, the Debtors could be forced to surrender all or substantially all of their assets to their creditors or be forced to liquidate their assets pursuant to Chapter 7 of the Bankruptcy Code.  The outcome of the bankruptcy cases is impossible to predict and could have a material adverse effect on the businesses of the Debtors, on the interests of creditors, and on the Company.

On September 30, 2007, the Debtors filed a proposed joint plan of reorganization during the period when a debtor has the sole right to propose and seek approval of a plan of reorganization (the Exclusivity Period).  On December 21, 2007, the bankruptcy court approved an agreement by the Debtors and other parties to terminate the Exclusivity Period and permit the filing of plans of reorganization by the Debtors, as well as the Unsecured Creditors Committee (the Committee), Marathon Structured Finance Fund L.P. (Marathon) and the holders of Scopac’s 6.55% Class A-1, 7.11% Class A-2 and 7.71% Class A-3 Timber Collateralized Notes due 2028 (Scopac Timber Notes).  On the January 30, 2008 deadline, Marathon and the holders of the Scopac Timber Notes filed proposed plans of reorganization. The same day, the Debtors filed an amended joint plan of reorganization (the Joint Plan), and Palco and Scopac each filed alternative stand-alone plans of reorganization (the Alternative Plans). The Company is a co-proponent of each of the Joint Plan and the Palco and Scopac Alternative Plans.

The Joint Plan provides for the payment in full of all claims and the continuation of the businesses, but at harvest levels that are lower than historical rates.  Under the Joint Plan, the Company’s indirect equity interests in both Palco and Scopac would be substantially diluted, such that the Company would lose a controlling interest in both companies.  Additionally, certain assets owned by Palco would be transferred to Palco’s secured lender in satisfaction of the Palco Term Loan.  The Joint Plan also provides for important economic contributions by the Company, including:

(i)	consenting to the dilution of its indirect equity interest in both Palco and Scopac;
(ii)
providing additional liquidity to Palco throughout the remainder of the case through redwood log and/or lumber purchases (either directly or indirectly) in an amount not to exceed $12.0 million, subject to Board of Director approval;

(iii)	making a $10.0 million cash equity contribution to reorganized Palco on the effective date;
(iv)	forgiving $40.0 million of intercompany indebtedness;
(v)	using its best efforts to assist the reorganized Debtors in obtaining exit financing; and
(vi)	assisting the reorganized Debtors by providing its extensive real estate expertise in connection with various post-confirmation aspects of the Joint Plan.

The Debtors do not believe that the Joint Plan is eligible to be “crammed down” (forced) on creditors who vote against it.  Accordingly, Alternative Plans were developed to provide the Debtors an alternative to the Joint Plan in the event the secured creditors vote against the Joint Plan.  While the Debtors believe the Alternative Plans satisfy all requirements necessary for confirmation by the bankruptcy court, there can be no assurance that the bankruptcy court will reach the same conclusion.  The Alternative Plans of Palco and Scopac provide for (a) the delivery of a substantial portion of Scopac’s timberlands (181,000 acres) to the holders of the Scopac Timber Notes in full satisfaction of the obligations under the Scopac Timber Notes, and (b) the delivery of all of Palco’s assets (other than its interest in Scopac and its interest in litigation against the State of California) to Marathon. The Debtors’ remaining obligations (including those under Palco’s debtor-in-possession financing) would be paid with the proceeds from exit financing secured by the remaining assets owned by Palco.  These assets would consist of Palco’s equity interest in the reorganized Scopac (whose assets would consist of 29,000 remaining acres of timberlands, including 6,600 acres of the last remaining old growth redwood trees under private ownership and litigation against the State of California) and Palco’s interest in litigation against the State of California.  Both the Joint Plan and the Alternative Plans can be consummated only if the Debtors succeed in obtaining exit financing (approximately $90.0 million under the Joint Plan and approximately $135.0 million under the Alternative Plans). No assurance can be given that exit financing will be obtained.

Both the plan of reorganization filed by Marathon and the plan of reorganization filed by the holders of the Scopac Timber Notes, if confirmed, would result in the loss entirely of the Company’s indirect equity interests in both Palco and Scopac.

There is substantial uncertainty as to which plan of reorganization, if any, will be confirmed by the bankruptcy court.  If no plan is confirmed, the bankruptcy court may elect to convert the bankruptcy cases to a Chapter 7 liquidation proceeding. The confirmation hearing, at which the bankruptcy court will consider the plans of reorganization filed by Marathon, the holders of Scopac Timber Notes, and the Debtors, is scheduled to begin in April 2008.  The outcome of the bankruptcy cases is impossible to predict and could have a material adverse effect on the businesses of the Debtors, on the interests of creditors, and on the Company.

OTHER MATTERS

The Company is unable to file its Annual Report on Form 10-K for the year ended December 31, 2007 (the Form 10-K) by the extended filing date under Rule 12b-25 of the Securities Exchange Act of 1934.  As the Company has not yet received all of the necessary information from its equity method investees, the Company has not been able to complete certain disclosures in the notes to the Company’s consolidated financial statements.  The Company intends to file its Form 10-K as soon as practicable after the required information is obtained (the required information is expected on or before April 30, 2008).

The audit report of Deloitte & Touche LLP on MAXXAM’s consolidated financial statements for the year ended December 31, 2007, is expected to contain an explanatory paragraph indicating that the uncertainty surrounding the ultimate outcome of the Bankruptcy Cases and its effect on the Company, as well as the Company’s operating losses at its remaining subsidiaries, raise substantial doubt about the Company’s ability to continue as a going concern.

On April 1, 2008, the Company advised the American Stock Exchange (AMEX) that the Company would not be able to file the Form 10-K by the extended filing date under Rule 12b-25 of the Securities Exchange Act of 1934 due to the inability of the Company to obtain all of the necessary information required to complete disclosures related to its equity method investees.  On April 1, 2008 the AMEX furnished the Company with a letter (the AMEX Letter) indicating that the failure to timely file the Form 10-K is a violation of Sections 134 and 1101 of the AMEX Company Guide and the Company’s listing agreement with the AMEX.  As a result of the filing delay, AMEX will broadcast an indicator over its market data dissemination network noting the Company’s noncompliance.  The presence of an indicator does not constitute a trading halt or delisting.

The AMEX Letter, among other things, requires the Company to submit a plan by April 15, 2008 advising the AMEX of the action the Company has taken, or will take by June 30, 2008, to bring the Company into compliance with above-referenced sections (the Compliance Plan).  The AMEX Letter also indicates that the AMEX may initiate delisting procedures if (a) the Company does not submit the Compliance Plan, (b) submits a Compliance Plan that is not accepted by the AMEX, (c) does not make sufficient progress under the Compliance Plan during the plan period, or (d) the Company is not in compliance with the above-referenced sections by June 30, 2008.

As announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that as a result of various factors, actual results may vary materially from those expressed or implied in the forward-looking statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007 (1)	2006
	(Unaudited)		(Unaudited)
Sales:
Forest products, net of discounts	$-	$30.5	$4.4	$140.0
Real estate	10.6	27.8	44.7	104.9
Racing	10.3	11.7	46.8	46.6
	20.9	70.0	95.9	291.5

Costs and expenses:
Cost of sales and operations:
Forest products	-	26.9	4.3	117.1
Real estate	5.2	10.8	20.5	36.4
Racing	9.8	10.3	42.0	40.9
Selling, general and administrative expenses	12.4	17.0	42.2	56.3
Gain on sales of timberlands and other assets	-	(0.4)	(0.1)	(11.6)
Impairment of assets	-	0.7	-	0.7
Depreciation, depletion and amortization	3.4	7.5	14.9	33.6
Reversal of net investment in Kaiser	-	-	-	(430.9)
	30.8	72.8	123.8	(157.5)

Operating income (loss):
Forest products	(0.4)	(8.7)	(4.2)	(9.1)
Real estate	(0.3)	10.6	(1.8)	37.4
Racing	(2.7)	(1.5)	(8.1)	(4.6)
Corporate, including reversal of net investment in Kaiser	(6.5)	(3.2)	(13.8)	425.3
	(9.9)	(2.8)	(27.9)	449.0

Other income (expense):
Investment, interest and other income (expense), net	(2.7)	3.0	1.7	9.6
Interest expense	(4.1)	(22.2)	(19.4)	(81.1)
Amortization of deferred financing costs	(0.2)	(0.9)	(0.8)	(6.6)
Income (loss) before income taxes and cumulative effect of accounting change	(16.9)	(22.9)	(46.4)	370.9

Benefit (provision) for income taxes	(0.5)	-	(0.5)	4.2
Income (loss) before cumulative effect of accounting change	(17.4)	(22.9)	(46.9)	375.1
Cumulative effect of accounting change, net of tax	-	-	-	(0.7)
Net income (loss)	$(17.4)	$(22.9)	$(46.9)	$374.4

Basic income (loss) per common and common equivalent share before cumulative effect of accounting change
	$(3.32)	$(4.36)	$(8.93)	$67.77

Cumulative effect of accounting change	-	-	-	(0.13)

Basic income (loss) per common and common equivalent share after cumulative effect of accounting change
	$(3.32)	$(4.36)	$(8.93)	$67.64

Diluted income (loss) per common and common equivalent share before cumulative effect of accounting change
	$(3.32)	$(4.36)	$(8.93)	$59.82

Cumulative effect of accounting change	-	-	-	(0.11)

Diluted income (loss) per common and common equivalent share after cumulative effect of accounting change
	$(3.32)	$(4.36)	$(8.93)	$59.71

(1) Amounts attributable to the Debtors are for the period from January 1, 2007 through January 18, 2007.